Exhibit 3.3

Marked Changes to Amended Sections of Amended and Restated Bylaws of EQT Corporation

Section 1.06     Special meetings of shareholders may be called (i) by the Board of Directors ~~or by,~~ (ii) by the Chief Executive Officer or (iii) by the Board of Directors or the Chairman of the Board at the request in writing of shareholders owning at least 25% of the outstanding shares of the Company’s voting stock. A special meeting requested by shareholders in accordance with this Section 1.06 shall be held at such date, time and place within or without the Commonwealth of Pennsylvania as may be designated by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by shareholders shall not be held if (i) the stated business to be brought before the special meeting is not a proper subject for shareholder action under applicable law, or (ii) the Board of Directors has called or calls for an annual meeting of shareholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the special meeting request. A shareholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary; provided, however, that if, following such revocation, there are unrevoked requests from shareholders holding in the aggregate less than the requisite number of shares entitling the shareholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. Business transacted at a special meeting requested by shareholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to the shareholders at any special meeting requested by shareholders.

Section 1.07    Notice of the annual meeting and of all special meetings of shareholders shall be given by, or at the direction of, the Secretary or other person(s) authorized by the Board to call such meeting by sending a written or printed notice thereof by mail or, to the extent permitted by applicable law, electronic transmission, specifying the place, day, and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted, to each shareholder at the address appearing on the books of the Company, or the address supplied by such shareholder to the Company for the purpose of notice, at least five (5) days before the day named for the meeting, unless such shareholders shall waive notice or be in attendance at the meeting.

Section 1.08

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(b)        At any special meeting of the shareholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting or the notice of meeting delivered by the Board of Directors or the Chairman of the Board pursuant to Section 1.06(iii).  To be properly brought before a special meeting, proposals of business must be (i) specified in the Company’s notice of meeting (or any supplements thereto) given by or at the direction of the Board of Directors, ~~or~~ (ii) specified in the notice of meeting given by the Board of Directors or the Chairman of the Board pursuant to Section 1.06(iii) or (iii) otherwise properly brought before the special meeting by or at the direction of the Board of Directors. A shareholder request for a special meeting pursuant to Section 1.06(iii) shall be directed to the Secretary and shall be signed by each such shareholder, or a duly authorized agent of such shareholder, requesting the special meeting, and shall be accompanied by a written notice, delivered setting forth: (i) the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of the shareholders requesting the meeting; (ii) the name and address of each such shareholder, (iii) the number of shares of the Company’s Common Stock and Preferred Stock owned of record or beneficially by each such shareholder, and (iv) the information required for matters to be properly brought by a shareholder before an annual meeting of shareholders as set forth in this Section 1.08 and Sections 1.09 and 1.10 with respect to any Director nominations or other business proposed to be presented at the special meeting and as to the shareholders requesting the meeting (or the persons on whose behalf the shareholder is acting, as applicable) other than shareholders or beneficial owners who have provided a written request solely in response to any form of public solicitation for such requests.

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Section 3.01     Regular meetings of the Board of Directors shall be held ~~at least six (6) times each year, immediately after the annual meeting of shareholders and at such other~~at such times and places as the Board of Directors shall from time to time designate by resolution of the Board. Notice need not be given of regular meetings of the Board held at the times and places fixed by resolution of the Board~~.~~

If the Board shall fail to designate the specific time and place of any regular meeting, such regular meeting shall be held at such time and place as designated by the Chief Executive Officer and, in such case, oral, telegraphic or written notice shall be duly served or sent or mailed by the Secretary to each Director not less than five (5) days before the meeting.

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Section 9.01     (a) The Board of Directors may make, amend, and repeal the Bylaws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein. No Bylaw may be made, amended or repealed by the shareholders unless such action is approved by ~~the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of Directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Restated Articles of the Company or the Bylaws)~~ the vote specified by applicable law for valid shareholder action ~~shall be required~~.

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